EXHIBIT 99.1

CONTACT: Gary S. Maier/Crystal Warner

Maier & Company, Inc.

(310) 442-9852

Keystone Automotive Industries

Reports Fiscal 2007 Second Quarter Results

— Same Store Sales Up 10.8 Percent;

Net Income Up 18.8 Percent for Second Quarter —

POMONA, Calif., Oct. 26, 2006 (PRIMEZONE) — Keystone Automotive Industries, Inc. (Nasdaq:KEYS) today reported record earnings and sales for its fiscal 2007 second quarter ended September 29, 2006.

Net income for the second quarter climbed 18.8 percent to $3.4 million, or $0.21 per diluted share, from $2.9 million, or $0.18 per diluted share, a year ago. Operating income increased 33.9 percent to $5.4 million from $4.1 million a year ago, reflecting continued sales growth and operating leverage. Net sales for the second quarter climbed 15.5 percent to $160.8 million from $139.2 million last year. Same store sales growth for the second quarter was 10.8 percent.

Net income for the first half of fiscal 2007 climbed 25.3 percent to $9.5 million, or $0.58 per diluted share, from $7.6 million, or $0.47 per diluted share, a year ago. Operating income increased 37.5 percent to $15.5 million from $11.3 million a year ago, reflecting continued sales growth and operating leverage. Net sales for the same period climbed 15.7 percent to $328.5 million from $284.0 million last year.

Gross margin for the second quarter was 43.6 percent compared with 44.2 percent last year. As noted in the company’s first fiscal quarter earnings announcement, Keystone is in the process of implementing a cross-dock strategy to enhance the delivery of product to its distribution centers and customers, which results in the elimination of certain expenses previously included in selling and distribution costs and replaced with costs included in cost of sales. Gross margin for the quarter was negatively impacted by approximately $1.4 million as result of the cross-dock implementation.

“Results for the quarter are consistent with the company’s previously stated strategy to make investments that enhance infrastructure to support market share growth over the long term. Management is committed to a prudent return on investment approach, which does not necessarily flow proportionately between the company’s traditionally stronger winter quarters and weaker summer period. Hence, investments in the company’s weaker quarters have a larger percentage impact than during the historically stronger third and fourth quarters,” said Richard L. Keister, president and chief executive officer.

The second quarter results were impacted by additional legal fees of approximately $1.3 million, primarily associated with the ongoing legal dispute related to an International Trade Commission (“ITC”) investigation with respect to the importation and sale of certain aftermarket collision replacement parts for the Ford Motor Company’s F-150 truck.

In addition, second quarter results also reflect the impact of start-up costs of approximately $0.5 million associated with the company’s bumper operation in Mexico.

Keister indicated that results for the company’s second quarter were supported by a 20.0 percent increase in the sale of automotive body parts, which includes fenders, hoods, headlights, radiators, grills and crash parts — representing a sales increase of $13.8 million.

In October 2006, the company received a letter from Ford Global Technologies, LLC notifying the company that it held rights to over 150 patents on numerous models of Ford vehicles and that it also had over 100 pending non-public patent applications. Ten of the issued patents identified in Ford’s letter are currently the subject of a pending proceeding before the ITC brought by Ford, as noted above, against the company, another U.S. distributor and four manufacturers, as described in the company’s most recent 10-Q. Based upon a preliminary assessment, management estimates that during fiscal 2007, sales of parts currently offered by the company that potentially relate to vehicles to which Ford alleges its issued patents pertain are expected to account for less than 1.0 percent of total sales. The Certified Automotive Parts Association (“CAPA”) recently informed certain aftermarket parts manufacturers that it is CAPA’s policy not to certify a part that is protected by a car company’s patent and requested the removal of certain parts from the CAPA certification program that are the subject of the ITC proceedings. While the near-term impact on the company’s sales from Ford’s actions does not appear to be material, over time such actions by Ford or other automobile manufacturers could be materially adverse to the company’s business and financial results.

Teleconference and Web Cast

Richard L. Keister, president and chief executive officer, and Jeff Gray, chief financial officer, will host an investor conference call today at 11:00 a.m. Pacific Time to discuss the company’s financial results and operations for the fiscal second quarter. The call will be open to all interested investors either through a live audio Web broadcast via the Internet at www.keystone-auto.com, or live by calling (877) 440-9648 (domestic) or (706) 679-0668 (international) with call ID number 8563109. For those who are not available to listen to the live broadcast, the call will be archived for two weeks on Keystone’s website. A telephone playback of the conference call will also be available from 12:00 p.m. Pacific time Thursday, October 26 through 9:00 p.m. Monday, October 30 by calling (800) 642-1687 (domestic) or (706) 645-9291 (international) and using access code: 8563109.

About Keystone

Keystone Automotive Industries, Inc. distributes its products primarily to collision repair shops through its 136 distribution facilities, of which 22 serve as regional hubs, located in 38 states and Canada. Its product lines consist of automotive body parts, bumpers, and remanufactured alloy wheels, as well as paint and other materials used in repairing a damaged vehicle. These products comprise more than 19,000 stock keeping units that are sold to more than 25,000 repair shops throughout the United States and Canada.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company. There can be no assurance that future developments affecting the company will be those anticipated by the company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors, including but not limited to the ability to achieve the initiatives in place for fiscal 2007; the impact of increased competition and the aggressive actions being taken by certain car manufacturers to negatively impact the aftermarket collision replacement parts industry, including patenting vehicle parts sold by the aftermarket, instituting litigation relating to alleged trademark violations and lobbying state legislature to adopt legislation favoring the OEM’s; the impact on the company as a result of actions which have been, or in the future may be, taken by insurance companies with respect to the use of aftermarket products in the repair of vehicles; the impact of moving the company’s chief executive offices to Nashville; the effect of policies adopted by CAPA; and the costs of litigation. Reference is also specifically made to the “Risk Factors” section set forth in the company’s Form 10-K Annual Report filed with the Securities and Exchange Commission (SEC) for the fiscal year ended March 31, 2006 and in Part II, Item 1A of its Form 10-Qs filed with the SEC thereafter for additional information on the risks and uncertainties facing the company. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.

KEYSTONE AUTOMOTIVE INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Thirteen Weeks Ended Sept. 29, 2006	Thirteen Weeks Ended Sept. 30, 2005	Twenty-six Weeks Ended Sept. 29, 2006	Twenty-six Weeks Ended Sept. 30, 2005
Net Sales	160,833	$139,221	328,506	$284,002
Cost of Sales	90,707	77,677	184,312	158,305

Gross Profit	70,126	61,544	144,194	125,697

Operating Expenses:
Selling & Distribution	47,825	44,098	96,253	87,597
General & Administrative	16,860	13,382	32,453	26,836

Operating Income	5,441	4,064	15,488	11,264
Other Income	355	701	685	1,381
Interest Expense	(60)	(51)	(246)	(132)

Income Before Income Taxes	5,736	4,714	15,927	12,513
Income Taxes	2,332	1,849	6,424	4,926

Net Income	$3,404	$2,865	$9,503	$7,587

Per Common Share
Income
Basic:	$0.21	$0.18	$0.59	$0.48

Diluted:	$0.21	$0.18	$0.58	$0.47

Weighted average common shares outstanding:
Basic:	16,256	15,984	16,226	15,931

Diluted:	16,437	16,151	16,419	16,059

Note: The preliminary condensed consolidated statements of income have been prepared on a basis consistent with the company’s previously prepared statements of income filed with the Securities and Exchange Commission for its prior quarter and annual reports, but do not include the footnotes required by generally accepted accounting principles for complete financial statements.

KEYSTONE AUTOMOTIVE INDUSTRIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	Sept. 29, 2006	March 31, 2006
	(Unaudited)	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$6,020	$4,733
Accounts receivable, net of allowance of $944 at September 2006 and $935 at March 2006	52,531	56,774
Inventories, primarily finished goods	128,102	128,458
Other current assets	16,701	17,137

Total current assets	203,354	207,102
Plant, property and equipment, net	35,861	33,713
Goodwill	39,446	39,369
Other intangibles, net of accumulated amortization of $1,757 at September 2006 and $1,544 at March 2006	1,189	1,402
Other assets	7,581	7,107

Total assets	$287,431	$288,693

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Credit facility	$—	$9,544
Accounts payable	29,657	35,310
Accrued liabilities	19,799	19,519

Total current liabilities	49,456	64,373
Other long-term liabilities	1,414	1,373
Shareholders' Equity:
Preferred stock, no par value:
Authorized shares — 3,000
None issued and outstanding	—	—
Common stock, no par value:
Authorized shares — 50,000
Issued and outstanding shares 16,291 at September 2006 and 16,188 at March 2006, at stated value	100,524	97,956
Restricted Stock	—	1,154
Additional paid-in capital	12,800	10,470
Retained earnings	122,862	113,359
Accumulated other comprehensive loss	375	8

Total shareholders' equity	236,561	222,947

Total liabilities and shareholders' equity	$287,431	$288,693

Note: The preliminary condensed consolidated balance sheets have been prepared on a basis consistent with the company’s previously prepared balance sheets filed with the Securities and Exchange Commission for its prior quarter and annual reports, but do not include the footnotes required by generally accepted accounting principles for complete financial statements.